Exhibit 99.1

  Expansion Activities Highlight Third Quarter Performance at Bancshares of
                                   Florida

    NAPLES, Fla., Oct. 27 /PRNewswire-FirstCall/ -- Bancshares of Florida, Inc. (Nasdaq: BOFL), a $345 million-asset multi-bank holding company based in Naples, Florida, today reported a third quarter 2004 net loss of $856,000 or $0.22 per common share, an increase of $405,000 or $0.07 per share from third quarter 2003's results. Of the net loss, $312,000 represents the write-off of deferred acquisition expenses related to its proposed merger with Horizon Financial Corp., which Bancshares terminated on September 29, 2004 due to adverse changes in the condition of Horizon.
    (Logo:  http://www.newscom.com/cgi-bin/prnh/20030425/BANCSHARESLOGO )
    For the first nine months of 2004, the net loss was $1,887,000, a reduction of 19% from the comparable 2003 period, while the loss per common share decreased 28% to $0.58 per share. The previously reported loss per common share for second quarter 2004 has been increased by $0.02 to $0.19 to correct the accounting for dividends on the company's preferred stock in the calculation of loss per share as presented in the 10-QSB/A filed earlier today. There was no change in the second quarter net dollar loss.
    Compared to second quarter 2004, the third quarter 2004 net loss increased by $336,000 or $0.03 per share. Nearly all of the change was caused by the termination of the Horizon transaction. In addition, $418,000 was expensed in the quarter related to the company's expansion into Palm Beach County and Tampa Bay.
    Michael L. McMullan, Bancshares of Florida's President and CEO, stated, "We reduced the combined net loss of our banking and trust company business segments, including related parent company support, to $126,000 in the third quarter compared to a net loss of $338,000 in second quarter 2004. This improvement shows the strength of our core Naples and Fort Lauderdale markets and their ability to absorb in advance the cost of building a management and operations infrastructure capable of supporting expansion into additional geographic markets."
    In commenting on terminating the Agreement with Horizon, McMullan said, "Although Horizon's strategic benefits remain viable, unexpected regulatory circumstances surfaced at Horizon, which made the transaction less attractive to us. We will continue to look at other acquisition opportunities as part of the expansion plans for our franchise.
    "The expense of terminating the Horizon acquisition should not obscure the excellent performance we achieved during the quarter. We grew earning assets by 18% over second quarter 2004, driven by an increase in loans of $21 million or 8% to $285 million. Moreover, asset quality remained excellent, and our net interest margin stabilized, made possible by a 21 basis point increase in loan yield.
    We have now completed the final steps of our expansion into two very promising markets in South Florida. Our Palm Beach office location opened as an extension of our Fort Lauderdale bank on October 4th, and our de novo bank in Tampa Bay, for which all regulatory approvals have been received, is scheduled to open in early November. Capital to support these initiatives was raised in late July/early August through the issuance of 1.725 million common shares."
    McMullan concluded, "We are confident that the momentum of our two established banks and our trust company, along with entry into two great new markets and the talented teams we have in place to serve them, will enable our company to be profitable no later than in fourth quarter 2005. Because of the termination of the Horizon transaction, this break-even point is later than we had previously targeted, but all other aspects of our business model are in place and our implementation plan is firmly on schedule. Detailed earnings guidance to this effect will be provided shortly."

                         BANCSHARES OF FLORIDA, INC.

    Please visit the company's web site, http://www.bankofflorida.com, for an electronic version of this earnings release and a second earnings release for institutional investors along with a supporting summary financial table.
Click on "Investor Relations" and select the "News" section for the first release and the "SEC Filings" section for the second release.
    Bancshares of Florida, Inc. (Nasdaq: BOFL, Newspaper listing: "BcshFla") is a $345-million-asset multi-bank holding company located in Naples, Florida. It is the parent company for Bank of Florida, N.A. and Bank of Florida Trust Company, both based in Naples, Florida, and Bank of Florida, based in Ft. Lauderdale, Florida. Investor information may be found on the company's web site, http://www.bankofflorida.com, by clicking on the "Investor Relations" tab.

    SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
    Certain statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as "may," "will," "expect," "estimate," "anticipate," "believe," "target," "plan," "project," or "continue" or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management's plans and current analyses of Bancshares of Florida, Inc., its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect, Bancshares of Florida, Inc.'s financial performance and could cause actual results for fiscal 2004 and beyond to differ materially from those expressed or implied in such forward-looking statements. Bancshares of Florida, Inc. does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

     Contact:
     Michael L. McMullan          David G. Wallace
     President and CEO            EVP and CFO
     (239) 254-2143               (239) 254-2132

SOURCE  Bancshares of Florida, Inc.
    -0-                             10/27/2004
    /CONTACT: Michael L. McMullan, President and CEO, +1-239-254-2143, or David G. Wallace, EVP and CFO, +1-239-254-2132, both of Bancshares of Florida, Inc./
    /Web site:  http://www.bankofflorida.com /
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20030425/BANCSHARESLOGO /
    (BOFL)

CO:  Bancshares of Florida, Inc.
ST:  Florida
IN:  FIN
SU:  ERN